American Balanced Fund, Inc.
One Market, Steuart Tower, San Francisco, California 94105
Telephone (415) 421-9360

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$533,623
Class B	$55,496
Class C	$62,406
Class F	$19,353
Total	$670,878
Class 529-A	$18,724
Class 529-B	$3,458
Class 529-C	$5,794
Class 529-E	$1,067
Class 529-F	$557
Class R-1	$1,207
Class R-2	$12,089
Class R-3	$42,164
Class R-4	$27,499
Class R-5	$18,341
Total	$130,900

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2700
Class B	$0.2014
Class C	$0.1977
Class F	$0.2712
Class 529-A	$0.2641
Class 529-B	$0.1916
Class 529-C	$0.1920
Class 529-E	$0.2383
Class 529-F	$0.2843
Class R-1	$0.2024
Class R-2	$0.1976
Class R-3	$0.2444
Class R-4	$0.2672
Class R-5	$0.2944

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,995,566
Class B	273,252
Class C	316,824
Class F	71,356
Total	2,656,998
Class 529-A	73,455
Class 529-B	18,403
Class 529-C	31,092
Class 529-E	4,614
Class 529-F	2,176
Class R-1	6,092
Class R-2	62,203
Class R-3	175,119
Class R-4	104,940
Class R-5	66,591
Total	544,685

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$17.28
Class B	$17.22
Class C	$17.21
Class F	$17.27
Class 529-A	$17.26
Class 529-B	$17.25
Class 529-C	$17.26
Class 529-E	$17.25
Class 529-F	$17.25
Class R-1	$17.20
Class R-2	$17.21
Class R-3	$17.22
Class R-4	$17.26
Class R-5	$17.29